Exhibit 3.60

CERTIFICATE OF FORMATION

OF

RKH CAPITAL, L.L.C.

I, the undersigned natural person of the age of eighteen (18) years or more, acting as organizer of a limited liability company under Title 3, Chapter 101 of the Texas Business Organizations Code, do hereby adopt the following Certificate of Formation for such Limited Liability Company.

ARTICLE ONE

The name of the Limited Liability Company is: RICH CAPITAL, L.L.C.

ARTICLE TWO

The period of duration of this Limited Liability Company is perpetual or until the earlier dissolution of the Limited Liability Company in accordance with the provisions of its Company Agreement.

ARTICLE THREE

The purpose for which the Limited Liability Company is organized is to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which limited liability companies may be organized under the Texas Business Organizations Code,

ARTICLE FOUR

The Limited Liability Company shall have all of the powers provided a limited liability company or other Texas domestic business entity under the Texas Business Organizations Code.

ARTICLE FIVE

The Limited Liability Company will not commence business until it has received for the issuance of its certificates of membership interest consideration consisting of money, labor done, a promissory note, or property received.

ARTICLE SIX

On each matter on which the membership interest is entitled to vote, a member will have one (1) vote or a fraction of one vote per one percent of membership interest or fraction of membership interest owned by the member. Cumulative voting is not allowed. Preemptive rights do not exist.

ARTICLE SEVEN

The street address of the initial registered office of the Limited Liability Company is Robert K. Hall, 2165 NW Loop 286, Paris, Texas, 75460, and the name of its initial registered agent at such address is Robert K. Hall. The address of the principal place of business is 2165 NW Loop 286, Paris, Texas, 75460.

ARTICLE EIGHT

The management of the Limited Liability Company is hereby reserved to the members, and the names and addresses of such members are as follows:

Robert K. Hall	2165 NW Loop 286, Paris, Texas, 75460
Kayla Hall	2165 NW Loop 286, Paris, Texas, 75460

The Limited Liability Company will not have managers.

ARTICLE NINE

The name and address of the organizer is: Robert K. Hall, 2165 NW Loop 286, Paris, Texas, 75460.

ARTICLE TEN

The initial Company Agreement will be adopted by the Members. The powers to alter, amend, or repeal the Company Agreement or adopt new Company Agreement is vested in the Members.

ARTICLE ELEVEN

To the full extent permitted by Texas law, no Member of the Limited Liability Company shall be liable to the Limited Liability Company or the other Members for monetary damages for an act or omission in such Member’s capacity as a Member of the Limited Liability Company, except that this Article does not eliminate or limit the Liability of a Member to the extent the Member is found liable for (i) a breach of the Member’s duty of loyalty to the Company or its members; (ii) an act or omission not in good faith that constitutes a breach of duty of the Member to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the Member received an improper benefit whether or not the benefit resulted from an action taken within the scope of the Member’s office; or (iv) an act or omission for which the Liability of a Member is expressly provided by an applicable statute. Any repeal or amendment of this Article by the members of the Company shall be prospective only and shall not adversely affect any limitation on the Liability of a Member of the Company existing at the time of such repeal or amendment. In addition to the circumstances in which the Member of the Company is not liable as set forth in the preceding sentences, the Member shall not be liable to the fullest extent permitted by any provision of the statutes of Texas hereafter enacted that further limits the Liability of a member or manager of a limited liability company or of a director of a corporation. The foregoing elimination of the liability to the Limited Liability Company or the other Members for monetary damages shall not be deemed exclusive of any other rights or limitations of liability or indemnity to which a Member may be entitled under any other provision of the Certificate of Formation or the Company Agreement of the Limited Liability Company, contract or agreement, vote of Members and/or disinterested Members of the Limited Liability Company, or otherwise. The Limited Liability Company is hereby empowered to indemnify Members to the maximum extent provided in the Texas Business Organizations Code or any applicable provision of Texas law, whether in existence now or hereinafter enacted.

ARTICLE TWELVE

Any action required by Title 3, Chapter 101 of the Texas Business Organizations Code, and any amendments thereto, to be taken at any annual or special meeting of Members of the Limited Liability Company, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of membership interest having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all membership interest entitled to vote on the action were present and voted. Any such written consent must be dated, signed and delivered in the manner required by applicable provisions of Texas law and/or the Company Agreement. Any such written consent shall be effective as set forth therein. The taking of any such action by written consent shall be subject to satisfaction of all applicable requirements of the Texas Business Organizations Code and/or the Company Agreement.

Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

ARTICLE THIRTEEN

The membership interest of the Limited Liability Company will be subject to restrictions on its transferability as set out in the Company Agreement of the Limited Liability Company, which Company Agreement will be kept with the records of the Limited Liability Company. The Limited Liability Company will provide a copy of the Company Agreement without charge to any record holder of a membership interest upon written request addressed to the Limited Liability Company at its principal business office or its registered agent’s address.

ARTICLE FOURTEEN

This Certificate of Formation may be amended, modified, supplemented or restated in any manner permitted by applicable law and approved by the affirmative vote of members owning more than fifty percent (50%) in interest of all of the membership interests in the Company then outstanding.

ARTICLE FIFTEEN

This Certificate of Formation is effective when the document is filed by the Office of the Texas Secretary of State.

IN WITNESS WHEREOF, I have hereunto set my hand this the 28 day of March, 2006.

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

/s/ Robert K. Hall
Robert K. Hall

4